Exhibit 5.1

ATTORNEYS AT LAW One Freedom Square Reston Town Center 11951 Freedom Drive Reston, VA 20190-5656		Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000 Washington, DC 202 842-7800
Main Fax	703 456-8000 703 456-8100
www.cooley.com

RYAN E. NAFTULIN (703) 456-8121 rnaftulin@cooley.com

June 13, 2006

Website Pros, Inc.

12735 Gran Bay Parkway West, Building 200

Jacksonville, Florida 32258

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Website Pros, Inc., a Delaware corporation (the “Company”), of up to 5,053,901 shares of the Company’s common stock, par value $0.001 (the “Shares”), which includes (i) 656,704 shares to be sold by the Company (the “Company Shares”), of which 456,704 shares may be sold pursuant to an over-allotment option granted to the underwriters and (ii) 4,394,697 shares to be sold by certain selling stockholders (the “Selling Stockholder Shares”), of which 202,500 shares may be sold pursuant to an over-allotment option granted to the underwriters, pursuant to a Registration Statement on Form S-1 and the related Prospectus filed with the Securities and Exchange Commission (the “Registration Statement”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, as amended, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares are, and the Company Shares when sold and issued in accordance with the Registration Statement and related Prospectus will be, validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

By:	/s/ Ryan E. Naftulin
Ryan E. Naftulin